---------------------
FORM 3                                             OMB Approval
UNITED STATES SECURITIES AND EXCHANGE COMMISSION   OMB Number:3235-0104
Washington, D.C. 20549                             Expires: September 30, 1998
INIIAL STATEMENT OF BENEFICIAL                     Estimated average burden
OWNERSHIP OF SECURITIES                            hours per response:  0.5
                                                   ---------------------

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------------------------------
1. Name and Address of      2. Date of Event           4. Issuer Name and Ticker                6. If Amendment, Date of Original
   Reporting Person*           Requiring Statement        or Trading Symbol                                       (Month/Day/Year)
                               (Month/Day/Year)           Amkor Technology, Inc. (AMKR)            Amendment for
   Kim    Susan    Y.            4/30/98                                                           Susan Y. Kim Trust - 4/29/98
   (Last) (First)  (Middle)                                                                        David D. Kim Trust - 4/29/98
   1345 Enterprise Drive    3. I.R.S. Identification   5. Relationship of Reporting Person(s)      John T. Kim Trust  - 4/29/98
   (Street)                    Number of Reporting        to Issuer (Check all applicable)
   West Chester, PA  19380     Person, if an entity       _____Director    __X__10% Owner       7. Individual or Joint/Group Filing
   (City)  (State)   (Zip)     (voluntary)                _____Officer (give title below)          (Check Applicable Line)

                                                          _____Other (specify below)               ___Form filed by One Reporting
                                                                                                   _X_Form filed by More than One
                                                                                                      Reporting Person



--------------------------------------------------------------------------------------------------------
                           Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------
1. Title of Security               2. Amount of      3. Ownership          4. Nature of Indirect
   (Instr. 4)                         Securities        Form:                 Beneficial Ownership
                                      Beneficially      Direct (D)            (Instr. 5)
                                      Owned             or Indirect
                                      (Instr. 4)        (I) (Instr.5)

--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per       5,550,001          D                Directly By Susan Y. Kim
share                                                                       Trust 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per      13,750,001          D                Directly By David D. Kim
share                                                                       Trust 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per      13,750,001          D                Directly By John T. Kim
share                                                                       Trust 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per       4,100,000          D                Directly By Trust of Susan
share                                                                       Y. Kim dated 4/16/98 for
                                                                            benefit of Alexandra
                                                                            Panichello 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per       4,100,000          D                Directly By Trust of Susan
share                                                                       Y. Kim dated 4/16/98 for
                                                                            benefit of Jacqueline
                                                                            Panichello 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per      13,750,001         I                 Indirect By Susan Y. Kim
share                                                                       as beneficiary of Susan Y.
                                                                            Kim Trust
                                                                            (5,550,001 shares) 2, 3
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per      13,750,001         I                 Indirect By David D. Kim
share                                                                       as beneficiary of David D.
                                                                            Kim Trust 2
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per      13,750,001         I                 Indirect By John T. Kim as
share                                                                       beneficiary of John T. Kim
                                                                            Trust 2
--------------------------------------------------------------------------------------------------------
No securities owned by John F. A. Earley
--------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                 (Over)
Potential persons who are to respond to the collection of information  contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)
Table  II --  Derivative  Securities  Beneficially  Owned  (e.g.,  puts,  calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exerciseable        3. Title and Amount    4. Conversion    5. Owner-       6. Nature
   (Instr. 4)                         and Expiration Date         of Securities          of Exercise      ship Form       of
                                      (Month/Day/Year)            Underlying             Price of         of Deriv-       Indirect
                                                                  Derivitive             Derivitive       ative           Beneficial
                                                                  Security               Security         Secur-          Ownership
                                                                  (Instr.4)                               ity:            (Instr.5)
                                   -----------------------------------------------                        Direct (D)
                                                                  Title    Amount                         or
                                      Date Exer-    Expira-                or                             Indirect (I)
                                      cisable       tion Date              Number                         (Instr.5)
                                                                           of
                                                                           Shares

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Explanation of Responses:

(1) As follows: (a) as Co-trustee and beneficiary of Susan Y. Kim Trust, Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello, and the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello;
and (b) as Co-Trustee  on behalf of the Susan Y. Kim Trust,  David D. Kim Trust,
John T. Kim  Trust,  Trust of Susan Y. Kim  dated  4/16/98  for the  benefit  of
Alexandra Panichello, and Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello.

(2) In addition, the trust agreement for each of the trusts authorizes the trustees of the trusts to vote the shares of common stock of the issuer held by them, in their discretion, in concert with James J. Kim's family. James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim, David D. Kim and John T. Kim and Susan Y. Kim is the parent of Alexandra Panichello and Jacqueline
Panichello. Each of the reporting persons states that the filing of this Form 3 report shall not be deemed an admission that the reporting person is the beneficial owner of the reported securities, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(3) and as immediate family member of beneficiary of Trust of Susan Y. Jim dated
4/16/98 for the benefit of Alexandra Panichello (4,100,000 shares) and as immediate family member of beneficiary of Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello (4,100,000 shares).


MEMMA S. KILGANNON***                              December 10, 1998
**Signature of Reporting Person                           Date

Note:  File three copies of this Form, one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

***As Attorney-in-Fact for Susan Y. Kim, in her capacities as listed in footnote
1 above and on the attached Joint Filer Information (see attached power of attorney.)

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                      Joint Filer Information

Name of Joint Filer:     John F. A. Earley,  as  Co-trustee of Susan Y.
                         Kim Trust,  David D. Kim Trust and John T. Kim
                         Trust
Address:                 1345 Enterprise Drive
                         West Chester, Pennsylvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor Technology, Inc.  (AMKR)  (NASDAQ
                         National Market System)
Date of Event
Requiring Statement:     April 30, 1998

Signature:               MEMMA S. KILGANNON    Date:  December 10, 1998
                         As Attorney-in-Fact  for John F.A. Earley, in
                         his capacities  listed above (see  attached  power
                         of attorney)

                          * * * * * * * *

Name of Joint Filer:     John T.  Kim,  as  Co-trustee  of Susan Y. Kim
                         Trust and Co-trustee  and  beneficiary of John
                         T. Kim Trust
Address:                 1345 Enterprise Drive
                         West Chester, Pennslyvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor  Technology,  Inc.  (AMKR)  (NASDAQ
                         National Market System)
Date of Event
Requiring Statement:     April 30, 1998

Signature:               MEMMA S. KILGANNON   Date:  December 10, 1998
                         As Attorney-in-Fact for John T. Kim, in his
                         capacities  listed above (see  attached  power
                         of attorney)

                           * * * * * * *
Name of Joint Filer:     David D. Kim, as  Co-trustee  and  beneficiary
                         of David D. Kim Trust
Address:                 1345 Enterprise Drive
                         West Chester, Pennsylvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor  Technology,  Inc.  (AMKR)  (NASDAQ
                         National Market System)

Date of Event
Requiring Statement:     April 30, 1998

Signature:               MEMMA S. KILGANNON   Date: December 10, 1998
                         As Attorney-in-Fact for David D. Kim, in his
                         capacities  listed above (see  attached  power
                         of attorney)

                              POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Amkor Technology, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and
           Schedule 13D and 13G and timely file such form or schedule with the United States Securities and Exchange
           Commission and any stock exchange or similar authority;
           and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

     The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of October, 1998.

                               JOHN F.A. EARLEY
                                  Signature

                               John F. A. Earley
                                 Print Name

                             POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Amkor Technology, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and
           Schedule 13D and 13G and timely file such form or schedule with the United States Securities and Exchange
           Commission and any stock exchange or similar authority;
           and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

     The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15th day of October, 1998.

                                   JOHN T. KIM
                                    Signature

                                   John T. Kim
                                    Print Name

                              POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Amkor Technology, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and
           Schedule 13D and 13G and timely file such form or schedule with the United States Securities and Exchange
           Commission and any stock exchange or similar authority;
           and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

      The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15th day of October, 1998.


                                   DAVID D. KIM
                                     Signature

                                   David D. Kim
                                    Print Name

                            POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Amkor Technology, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and
           Schedule 13D and 13G and timely file such form or schedule with the United States Securities and Exchange
           Commission and any stock exchange or similar authority;
           and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

      The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of October, 1998.

                               SUSAN Y. KIM
                                 Signature

                               Susan Y. Kim
                                 Print Name


c:\filings\amkor
